Exhibit 99.2

PRESS RELEASE
Contact: Integrated Corporate Relations
In the U.S.: Bill Zima: +1-646-308-1707	FOR IMMEDIATE RELEASE

4/25/2011
China North East Petroleum Completes Shengyuan Acquisition

~Acquisition Provides Company with Exclusive Exploration & Drilling Rights to Durimu Oilfield in Inner Mongolia ~

HARBIN, China and NEW YORK, April 25, 2011 /PRNewswire-Asia/ -- China North East Petroleum Holdings Ltd. (the "Company" or "NEP") (NYSE Amex: NEP), a leading independent oil producing and oilfield services company in Northern China, today announced it has completed its acquisition (the "Acquisition") of Sunite Right Banner Shengyuan Oil and Gas Technology Development Co., Ltd. ("Shengyuan"), a company organized and operating under the laws of the People's Republic of China ("PRC") in accordance with the Share Transfer Agreement, dated as of January 19, 2011, by and among the Company's subsidiary, Songyuan North East Oil Technical Services Co. Ltd. ("Songyuan Technical") and the shareholders of Shengyuan, and in accordance with the Share Issuance Agreement, dated as of January 19, 2011 by and among the Company, the former Shengyuan shareholders, and Bellini Holdings Management Ltd., a company owned by the former Shengyuan shareholders and organized and existing under the laws of the British Virgin Islands ("Bellini"). As a result of the Acquisition, Shengyuan is now a wholly-owned subsidiary of Songyuan. Pursuant to a 25 year lease signed in 2010, Shengyuan has exclusive oilfield exploration and drilling rights to the Durimu oilfield in Inner Mongolia.

As is common among all private, independently-owned and operated oil companies in China, NEP does not directly own its oil fields in China and is only allowed to obtain exploration and drilling rights from qualified state-owned-enterprises ("SOE's"). The Durimu oilfield belongs to Yanchang Petroleum Group ("Yanchang"), the fourth largest SOE for oil and gas exploration in China. Yanchang has assigned management over oil exploration and production activities in the Durimu oilfield to Sunite Right Banner Jianyuan Mining Co. Ltd. ("Jianyuan"), a local SOE. In turn, Jianyuan has entered into an agreement with Shengyuan, granting Shengyuan exclusive oilfield exploration and drilling rights in the Durimu oilfield (the "Lease"). Yanchang has qualified Shengyuan to operate in the Durimu oilfield subject to the supervision of Jianyuan. The Company will benefit from the 24 years remaining under the Lease and Shengyuan has the first right of refusal to renew the Lease at the end of its term.

Ralph E. Davis, an independent worldwide petroleum consultant based in Houston, Texas, conducted a proven reserve study of the portion of the Durimu oilfield subject to the Lease in accordance with generally accepted petroleum engineering and evaluation principles and in conformity with SEC definitions and guidelines. The Ralph E. Davis study was based on the performance of the three existing exploration wells. The Ralph E. Davis study estimated total proven reserves ("total P1") in the Durimu oilfield at 1.54MM Barrels and the PV10 at approximately $46.4MM. The PV10 includes the estimated future gross revenue to be generated from the production of the proven reserves, net of estimated production and development costs, and with an annual discount rate of 10%. The PV10 also excludes the 25% royalty to the SOE.

According to a geological study conducted by PetroChina's North Center Branch Exploration and Development Research Institute, the Durimu oilfield has geological reserves of 77.5MM tons (approximately 573.5MM barrels), and a recoverable reserve of approximately 19.38MM tons (approximately 143.4MM barrels). PRC geologists have also suggested that the optimal number of wells that can be drilled in the Durimu oilfield is in excess of 2,000.

Pursuant to the terms of the Share Transfer Agreement and the Share Issuance Agreement, the final acquisition price is approximately $43.4 million payable in cash and shares of the Company's common stock. No later than May 16th ("or within the next 15 business days"), the Company's subsidiary Songyuan Yu Qiao Oil and Gas Development Co., Ltd. will pay the former Shengyuan shareholders RMB70 million (approximately US$10.6 million) in cash. In addition, the Company will issue to Bellini 5.8 million shares of the Company's restricted Common Stock (the "Acquisition Shares"), which carries a value of $32.8 million based on the 30 day trading average from December 6, 2010-January 7, 2011. The cash portion of the purchase price will be paid utilizing cash on hand. In addition, Bellini has entered into a lock-up agreement pursuant to which Bellini is prohibited from disposing of any Acquisition Shares for a period of six months after the closing date of the Acquisition and is prohibited from disposing of 50% of the Acquisition Shares for a period of 12 months after the closing date of the Acquisition.

Mr. Jingfu Li, CEO of China North East Petroleum commented, "This acquisition will allow NEP to expand its operations and secure additional oil reserves that can provide better overall returns on our investment. The Durimu oilfield is nearly three times larger than the four oilfields we currently lease in PetroChina's Jilin oilfield with much larger oil extraction and drilling opportunities. We have the knowledge and experience to scale production in the Durimu oilfield aggressively in the coming years and further establish NEP as a major independent, regional oil producing and oilfield services company in China."

Additional Acquisition Details

According to the terms of the Lease, Shengyuan is entitled to 75% of all production revenue while 25% is allocated to Yanchang. Shengyuan will only be subject to income tax on its 75% portion of the oil production revenue. All oil produced by Shengyuan is required to be sold to refineries/buyers already qualified by Yanchang.

Over time, the Company intends to shift the focus of its oil production segment from its four fields within the Jilin oilfield to the Durimu oilfield. The Company has already issued requests for bids from qualified independent geological consulting firms in China for the preparation of the survey plan and seismic test program for the Durimu oilfield. The Company expects to complete the bidding process and select the winning firm by the end of the second quarter, and to begin seismic testing by the beginning of July. After seismic testing begins, the Company expects the initial survey results to be completed within 30 working days. The Company's in-house engineering team will then work with the geological consulting firm to develop a preliminary production plan. The Company expects initial test drilling to commence by the end of the third quarter.

The Company currently plans to utilize two or three drilling rigs that belong to its subsidiary Song Yuan Tiancheng Drilling Engineering Co., Ltd. ("Tiancheng") to conduct the initial test drilling. The Company intends to charge Shengyuan for such drilling services at market rates. This initial stage is expected to last approximately 12-18 months, and during such period, any oil produced will be sold to qualified buyers which will generate revenue and cash flow to support the Durimu oilfield exploration program. After this initial stage is complete, the Company intends to begin drilling in Durimu with an expected overall increase in production, which will in turn generate greater revenues and more stable cash flows. The Company believes its activities in the Durimu oilfield will not affect current production levels and operating cash flow from the Company's four existing Jilin oilfields.

ABOUT CHINA NORTH EAST PETROLEUM

China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates four oilfields in Northern China. The Company also recently added an oil service subsidiary through its acquisition of Song Yuan Tiancheng Drilling Engineering Co. Ltd. ("Tiancheng"). For more information about the Company, please visit http://www.cnepetroleum.com.

Statements in this press release, including but not limited to those relating to the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including the impact of the restatement, timing of filings with the SEC and other statements that are not historical facts are forward-looking statements that are based on current expectations. Statements regarding our ability to realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include delays and uncertainties that may be encountered in connection with seismic testing and test drilling in the Durimu oilfield, the anticipated benefits from the acquisition cannot be fully realized, the possibility that costs or difficulties related to the development of the Durimu oilfield will be greater than expected, and other risks described in the Company's annual report on Form 10-K for the year ended December 31, 2010 and its other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement and the Company undertakes no duty to update any forward-looking statement.

For more information, please contact:

China North East Petroleum US office
Tel: +1-909-610-2212

China North East Petroleum Investor Relations Department
Tel: +1-646-308-1707
SOURCE China North East Petroleum Holdings Ltd.